Exhibit 99.1

WABCO Reports Q1 2016 Results; Strongly Outperforms a Further Eroding

Global Commercial Vehicle Market; Maintains Guidance for 2016

•	Q1 2016 sales of $688.7 million, up 9.7 percent in local currencies and up 5.6 percent in U.S. dollars from a year ago

•	On a performance basis, Q1 2016 operating income of $96.5 million, up from $93.5 million a year ago; Q1 2016 diluted EPS of $1.37 versus $1.41 a year ago

•	On a U.S. GAAP basis, Q1 2016 operating income of $87.0 million, up from $85.5 million a year ago; Q1 2016 diluted EPS of negative $0.24, which includes a non-cash, one-time tax provision versus $1.22 a year ago

•	In Q1 2016, WABCO generated $93.2 million in net cash from operating activities and $68.3 million of performance free cash flow, resulting in a conversion rate of 88 percent of performance net income attributable to the company

•	Maintains guidance for full year 2016: sales growth to range from 6 to 11 percent in local currencies, 2016 diluted EPS on a performance basis to range from $5.30 to $5.80 and 2016 diluted EPS on a U.S. GAAP basis to range from $3.43 to $3.93

BRUSSELS, Belgium, April 22, 2016 – WABCO Holdings Inc. (NYSE: WBC), a leading global supplier of technologies and services that improve the safety, efficiency and connectivity of commercial vehicles, today reported Q1 2016 results, including the consolidated results of MICO Incorporated, which WABCO acquired in February 2016.

WABCO reported Q1 2016 sales of $688.7 million, up 9.7 percent in local currencies from a year ago and up 5.6 percent in U.S. dollars, of which 1.2 percent comes from the Q1 2016 consolidated results in local currencies of MICO Incorporated, WABCO’s newly acquired subsidiary.

In Q1 2016, WABCO reported performance operating income of $96.5 million, up from $93.5 million a year ago; performance operating margin of 14.0 percent versus 14.3 percent a year ago; and performance net income attributable to the company of $77.6 million or $1.37 per diluted share versus $83.1 million or $1.41 per diluted share a year ago.

In Q1 2016, WABCO reported U.S. GAAP operating income of $87.0 million, up from $85.5 million a year ago; and U.S. GAAP operating margin of 12.6 percent versus 13.1 percent a year ago. As a result of a non-cash provision of $86.4 million associated with a clawback required in accordance with the previously disclosed European Commission decision against the Belgian tax authority, WABCO reported U.S. GAAP net income attributable to the company in Q1 2016 of negative $13.4 million or negative $0.24 per diluted share versus $71.9 million or $1.22 per diluted share a year ago.

“In Q1 2016, once more, we demonstrated WABCO’s outstanding ability to generate sales growth that solidly outperforms the commercial vehicle market relative to global truck and bus production as we increased sales by 8.5 percent organically in local currencies, despite an overall decline of 2 percent in new truck and bus builds worldwide,” said Jacques Esculier, WABCO Chairman and Chief Executive Officer.

“We continued to augment levels of WABCO content per vehicle through market share gain and further adoption of safety and efficiency technologies during Q1 2016,” said Esculier.

“For example, some of WABCO’s growth was propelled by a European Union mandate for advanced emergency braking systems on new commercial vehicles that came into effect in November 2015 in our largest market, where this quarter we outperformed truck and bus production by 9 percentage points.”

“In addition, in Q1 2016, WABCO massively outperformed the market in India where national regulations mandate anti-lock braking systems (ABS) for a wide range of commercial vehicles built as of October 2015,” said Esculier. “Currently, in India, 9 out of 10 commercial vehicles regulated by the ABS mandate are equipped with WABCO systems.”

In Q1 2016, WABCO’s Operating System, the company’s globally standardized management environment, delivered $19.8 million of materials and conversion productivity, a continued robust result. It generated gross materials productivity of 5.6 percent, a strong quarterly gain. It also delivered conversion productivity of 6.4 percent in our factories spanning 4 continents, another continued robust achievement.

“We continued our focus on generating further cost efficiency throughout WABCO’s global supply chain, which contributes as a major driver in support of our healthy incremental operating margin,” said Esculier. Incremental operating margin refers to the ratio of increase in performance operating income and WABCO’s growth in sales at constant exchange rates.

“In addition, WABCO continued to define and drive further cost savings in operating expenses, resulting in a particularly strong contribution in Q1 2016 and enabling us to keep investing strategically in our business,” said Esculier. “Relentless and rigorous cost management further differentiates WABCO, and given this quarter’s initiatives and accomplishments, we are well on our way to deliver more than $15 million in cost savings for full year 2016.”

In Q1 2016, WABCO generated $93.2 million in net cash from operating activities and $68.3 million of performance free cash flow, resulting in a conversion rate of 88 percent of performance net income attributable to the company.

Since June 2011, WABCO has repurchased 16,465,712 shares for $1,283.5 million in open market transactions as of March 31, 2016. WABCO is further authorized to repurchase up to $188.3 million of additional shares through December 31, 2016.

Recent Highlights

On April 19, 2016, WABCO announced that it has acquired Laydon Composites Ltd. (LCL), a manufacturer of aerodynamic devices for heavy-duty trucks and trailers. Headquartered in Oakville, Ontario, Canada, LCL generated revenues of approximately CAD$25 million in 2015. LCL was privately owned and operated. Through the acquisition, WABCO is the only supplier that provides a full range of aerodynamic devices for commercial vehicles worldwide. Aerodynamic products reduce air drag of commercial trucks traveling long distances at highway speeds, thereby lowering fuel consumption and CO2 emissions. Aerodynamic devices help commercial vehicle fleet operators to improve their operational efficiency and environmental performance. WABCO and LCL have similar cultures characterized by world-class engineering expertise and excellence in execution. This acquisition creates attractive growth opportunities.

On April 14, 2016, WABCO disclosed that – from Q2 2015 to Q1 2016 – it has entered into contracts in local currencies with customers across the globe that total $918 million of expected cumulative incremental business. These awards include $612 million in new business to be realized from 2016 through 2020 inclusive. These contracts represent new incremental business for WABCO that is separate from replacement and renewal of existing contracts. It comprises orders for WABCO technologies, systems and products that improve the safety and efficiency of commercial vehicles as well as cars. It also includes fleet management solutions that enhance connectivity between the truck, trailer, driver and fleet hub. These new contracts underline WABCO’s continuing ability to generate sales growth that outperforms the commercial vehicle market relative to global truck and bus production.

In Q1 2016, WABCO started delivery of its industry-leading MAXX™ air disc brakes to Daimler AG, the world’s largest manufacturer of trucks over six tons. Daimler now equips its current heavy-duty truck platforms for the European market – including market-leading Actros®, Antos® and Arocs® models – with WABCO’s high-performance single-piston air disc brakes (ADB). WABCO is supplying the market’s lightest air disc brake package for heavy-duty vehicles, comprising breakthrough MAXX 22 on the front axle and new MAXX 22L on the rear axle. Superbly engineered and compactly designed, WABCO’s MAXX 22L is more than 7 percent lighter than MAXX 22 – already recognized as the industry’s lightest and highest performing single-piston ADB for commercial vehicles. WABCO has supplied MAXXUS™ air disc brakes to Daimler Trucks North America for series production since 2012. MAXXUS ADB is also based on MAXX single-piston technology.

Also in Q1 2016, WABCO marked a milestone of over 100,000 OnGuard™ collision mitigation systems sold in North America. OnGuard is a radar-based active safety system for commercial vehicles, together with adaptive cruise control, that offers collision warnings and collision mitigation with active braking. It detects vehicles ahead and warns the driver of a possible rear-end collision. If the driver fails to take corrective action, the system automatically applies the brakes to help mitigate or prevent impending rear-end collisions. Equipped on heavy-duty trucks since 2007, OnGuard is North America’s leading collision mitigation system. More than 200 fleets are using the system and have reported up to 87 percent fewer accidents since adopting OnGuard.

Transics continued its successful adoption of TX-TRAILERGUARD™ among customers in Europe during Q1 2016, achieving nearly 700 systems ordered since its release to the fleet market in the previous quarter and marking one of Transics’ strongest new product introductions. TX-TRAILERGUARD is an industry-first fleet management solution (FMS). It enables transmission of a rich source of real-time information on the performance of the truck, trailer and driver – all integrated onto a single screen on the fleet manager’s desk. This FMS can help to boost fleet safety and efficiency by relaying critical data such as the status of the vehicle’s electronic braking system, tire pressure, security, axle load and cargo temperature as well as other operating functions.

In Q1 2016, WABCO unveiled its next generation OnLane™ lane departure warning system. Strongly benefiting fleet operators and drivers, WABCO’s latest advanced driver assistance system features a high-resolution camera integrated with a SmartDrive™ video-based driver performance management system – an industry first. OnLane continuously monitors the vehicle’s position within lane markings and alerts the driver to take corrective action when it detects unintentional lane changes. Linked to SmartDrive’s driver performance technology, OnLane enables video recording and near real-time video analysis. SmartDrive’s capabilities help to improve driving efficiency and enhance road safety.

WABCO Maintains Previously Disclosed Full Year 2016 Guidance

Sales growth is expected to range from 6 to 11 percent in local currencies.

On a performance basis, WABCO expects 2016 operating margin to range from 13.8 to 14.3 percent, resulting in diluted EPS to range from $5.30 to $5.80.

On a U.S. GAAP basis, WABCO expects to maintain 2016 operating margin guidance to range from 12.7 to 13.2 percent, and diluted EPS to range from $3.43 to $3.93, including the one-time, non-cash tax expense related to the European Commission’s January 2016 decision against the Belgian tax authority.

WABCO expects in 2016 to convert between 80 and 90 percent of its performance net income attributable to the company into performance free cash flow.

“In an environment showing signs of further erosion in global truck and bus production – but partially offset by favorably evolving foreign exchange – we still maintain our 2016 guidance mainly due to WABCO’s ability to outperform the commercial vehicle market and to deliver continuous productivity gains,” said Esculier.

“In addition, we remain committed to transforming top-line growth into healthy bottom-line results through our three-pillar strategy of technology leadership, globalization and excellence in execution,” said Esculier. “We also remain confident in our ability to continue to deliver outstanding value for WABCO’s shareowners.”

Conference Call

Jacques Esculier, Chairman and Chief Executive Officer, and Prashanth Mahendra-Rajah, Chief Financial Officer, will discuss WABCO’s results and outlook on a conference call at 9:00 a.m. Eastern Time today. It will be webcast at www.wabco-auto.com where the press release and financial information will be available under “WABCO Q1 2016 Results.”

The call is also accessible by telephone in listen only mode. Dial-in number is +1 408 940 3818 and U.S. toll-free dial-in number is 877 844 0834.

A replay of the call will be available from 12:00 Noon Eastern Time on April 22 until 12:00 Noon Eastern Time on April 29, 2016. Replay dial-in number is +1 404 537 3406 and U.S. toll-free dial-in number is 855 859 2056. Conference ID is 68980212

About WABCO

WABCO (NYSE: WBC) is a leading global supplier of technologies and services that improve the safety, efficiency and connectivity of commercial vehicles. Founded nearly 150 years ago, WABCO continues to pioneer breakthrough innovations for advanced driver assistance, braking, stability control, suspension, transmission automation and aerodynamics. Partnering with the transportation industry as it maps a route toward autonomous driving, WABCO also uniquely connects trucks, trailers, drivers, cargo, and fleet operators through telematics, as well as advanced fleet management and mobile solutions. WABCO is regularly recognized among “the best of the best” companies. Forbes named WABCO “America’s Best-Managed Capital Goods Company.” For four consecutive years, Institutional Investor named WABCO among the “Top 3” in its sector for “Best CEO.” WABCO reported sales of $2.6 billion in 2015. Headquartered in Brussels, Belgium, WABCO has 12,000 employees in 39 countries. WABCO’s 2015 Annual Report is now available at www.ar.wabco-auto.com. For more information, visit www.wabco-auto.com.

Forward-Looking Statements

This document contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 that are based on management’s good faith expectations and beliefs concerning future developments. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “strategies,” “prospects,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward looking in nature and not historical facts. Actual results may differ materially from these expectations as a result of many factors. These factors include, but are not limited to, the actual level of commercial vehicle production in our end markets, adverse developments in the business of our key customers, pricing changes to our supplies or products, our ability to successfully integrate any acquired businesses or our acquired businesses not performing as planned, the outcome of the European Commission’s decision to invalidate Belgium’s Excess Profit Ruling Program and the company’s ability to avail itself of alternative tax relief for the period subject to the clawback or the success of any other avenues the company pursues to mitigate the impact of the European Commission’s decision, and the other risks and uncertainties described in the “Risk Factors” section and the “Information Concerning Forward Looking Statements” section of WABCO’s Form 10-K, as well as in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Information Concerning Forward Looking Statements” section of WABCO’s Form 10-Q Quarterly Reports. WABCO does not undertake any obligation to update such forward-looking statements. All market and industry data are based on company estimates.

Non-GAAP Financial Measures

To facilitate the understanding of Q1 2016 results, several tables follow this news release. Sales excluding the effects of foreign exchange and EBIT are non-GAAP financial measures. Additionally, operating income, operating margin, EBIT, net income attributable to the company and net income attributable to the company per diluted share on a “performance basis” are non-GAAP financial measures that exclude items for separation, streamlining and acquisition, discrete and one-time tax items, and other items that may mask the underlying operating results of the company, as applicable. Performance free cash flow presents our net cash provided by operating activities less net cash used for purchases of property, plant, equipment, and computer software; and excludes streamlining, separation, acquisition and certain indirect tax-related payments. These measures should be considered in addition to, not as a substitute for, GAAP measures. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner. Management believes that presenting these non-GAAP measures is useful to shareholders because it enhances their understanding of how management assesses the operating performance of the company’s business. Certain non-GAAP measures may be used, in part, to determine incentive compensation for current employees.

Attachment

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Three Months Ended March 31, 2016 Data Supplement Sheet

•	Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

•	Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year 2016 Guidance

Media, investors and analysts contact

Christian Fife, +1 732 369 7465, christian.fife@wabco-auto.com

WABCO HOLDINGS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	March 31,
(Amounts in millions, except share and per share data)	2016	2015
Sales	$688.7	$652.2
Cost of sales	475.2	438.6

Gross profit	213.5	213.6

Costs and expenses:
Selling and administrative expenses	90.5	88.0
Product engineering expenses	34.6	38.4
Other operating expense, net	1.4	1.7

Operating income	87.0	85.5

Equity income of unconsolidated joint ventures, net	7.2	6.6
Other non-operating income, net	0.1	1.9
Interest expense, net	(3.0)	(0.7)

Income before income taxes	91.3	93.3

Income tax expense	101.1	18.5

Net (loss)/income including noncontrolling interests	(9.8)	74.8

Less: Net income attributable to noncontrolling interests	3.6	2.9

Net (loss)/income attributable to Company	$(13.4)	$71.9

Net (loss)/income per common share:
Basic	$(0.24)	$1.23
Diluted	$(0.24)	$1.22

Weighted average common shares outstanding:
Basic	56,485,052	58,256,979
Diluted	56,485,052	58,815,328

WABCO HOLDINGS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
(Amounts in millions)	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$636.7	$515.2
Short-term investments	45.5	43.8
Accounts receivable, less allowance for doubtful accounts: $5.3 in 2016; $5.9 in 2015	483.9	444.0
Inventories:
Finished products	115.3	95.7
Products in process	15.3	7.8
Raw materials	117.1	109.2
Taxes receivable on income	—	13.2
Guaranteed notes receivable	64.2	53.9
Other current assets	66.6	103.6

Total Current Assets	1,544.6	1,386.4
Property, plant and equipment, less accumulated depreciation	421.9	398.0
Goodwill	422.9	377.7
Deferred tax assets	206.4	280.8
Investments in unconsolidated joint ventures	20.8	24.7
Intangible assets, net	64.3	62.8
Other Assets	61.7	59.5

Total Assets	$2,742.6	$2,589.9

LIABILITIES AND EQUITY
Current liabilities:
Loans payable to banks	$5.2	$5.0
Accounts payable	191.4	159.7
Accrued payroll	108.7	105.2
Current portion of warranties	25.0	23.1
Taxes payable	6.3	—
Accrued expenses	61.6	61.9
Other accrued liabilities	106.5	109.9

Total Current Liabilities	504.7	464.8

Long-term debt	630.7	498.7
Post-retirement benefits	574.5	552.7
Deferred tax liabilities	136.3	137.1
Long-term income tax liabilities	13.5	16.3
Other liabilities	87.2	84.0

Total Liabilities	1,946.9	1,753.6
Shareholders’ equity:

Common stock, $.01 par value, 400,000,000 shares authorized; shares issued: 78,633,814 in 2016; 78,500,084 in 2015; and shares outstanding: 56,249,405 in 2016; 56,759,566 in 2015	0.8	0.8
Capital surplus	849.2	852.6
Treasury stock, at cost: 22,384,409 shares in 2016; 21,740,518 shares in 2015	(1,557.1)	(1,497.3)
Retained earnings	1,924.7	1,938.5
Accumulated other comprehensive loss	(474.4)	(507.9)

Total shareholders’ equity	743.2	786.7
Noncontrolling interests	52.5	49.6

Total Equity	795.7	836.3

Total Liabilities and Equity	$2,742.6	$2,589.9

WABCO HOLDINGS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	March 31,
(Amounts in millions)	2016	2015
Operating Activities
Net income including noncontrolling interest	(9.8)	74.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	17.4	18.1
Amortization of intangibles	4.9	4.8
Equity in earnings of unconsolidated joint ventures, net of dividends received	3.8	(1.7)
Non-cash stock compensation	3.4	3.7
Non-cash interest expense and debt issuance cost amortization	3.9	—
Deferred income tax expense/(benefit)	79.5	(0.3)
Post-retirement benefit expense	9.6	10.6
Loss on sale of facilities	—	0.2
Changes in assets and liabilities:
Accounts receivable, net	(22.0)	(50.4)
Inventories	(16.8)	(20.3)
Accounts payable	31.2	44.4
Other accrued liabilities and taxes	(6.1)	17.4
Other current and long-term assets	1.9	(6.5)
Other long-term liabilities	(2.2)	(1.7)
Post-retirement benefit payments	(5.5)	(5.1)

Net cash provided by operating activities:	$93.2	$88.0

Investing Activities
Purchases of property, plant and equipment	(26.5)	(13.0)
Investments in capitalized software	(3.4)	(2.9)
Sales / (Purchases) of short-term and other investments, net	38.9	(22.4)
Cost of preferred stock investment	—	(20.0)
Acquisition of businesses, net	(62.7)	—

Net cash used by investing activities:	$(53.7)	$(58.3)

Financing Activities
Borrowings of long-term debt and revolving credit facilities	132.0	54.0
Net borrowings / (repayments) of short-term debt	0.1	(4.4)
Purchases of treasury stock	(62.5)	(57.5)
Taxes withheld and paid on employee stock award vestings	(5.8)	(1.5)
Dividends to noncontrolling interest holders	(0.9)	(1.5)
Proceeds from exercise of stock options	1.2	6.8

Net cash used by financing activities:	$64.1	$(4.1)

Effect of exchange rate changes on cash and cash equivalents	17.9	(33.7)

Net increase / (decrease) cash and cash equivalents	121.5	(8.1)
Cash and Equivalents at Beginning of Period	515.2	411.7

Cash and Equivalents at End of Period	$636.7	$403.6

WABCO HOLDINGS INC. AND SUBSIDIARIES

Three months ended March 31, 2016 Data Supplement Sheet (Unaudited)

	Three Months Ended March 31,
		% of Sales/		% of Sales/		% Chg vs.
(Amounts in millions, except per share data)	2016	Adj Sales	2015	Adj Sales	Chg vs. 2015	2015
Sales
Reported	$688.7		$652.2		$36.5	5.6%
Foreign exchange translational effects	26.5		—		26.5

Adjusted Sales	$715.2		$652.2		$63.0	9.7%

Gross Profit
Reported	$213.5	31.0%	$213.6	32.8%	$(0.1)	0.0%
Streamlining costs	3.9		2.0		1.9
Separation costs	0.3		0.2		0.1

Performance Gross Profit	$217.7	31.6%	$215.8	33.1%	$1.9	0.9%
Foreign exchange translational effects	7.1		—		7.1

Adjusted Gross Profit	$224.8	31.4%	$215.8	33.1%	$9.0	4.2%

Selling, Administrative, Product Engineering Expenses and Other
Reported	$126.5	18.4%	$128.1	19.6%	$(1.6)	-1.2%
Streamlining costs	(1.7)		(0.3)		(1.4)
Separation costs	(0.8)		(0.7)		(0.1)
Indirect tax related costs	—		(2.2)		2.2
Acquisition related costs	(2.8)		(2.6)		(0.2)

Performance Selling, Administrative, Product Engineering Expenses and Other	$121.2	17.6%	$122.3	18.8%	$(1.1)	-0.9%
Foreign exchange translational effects	4.1		—		4.1

Adjusted Selling, Administrative, Product Engineering Expenses and Other	$125.3	17.5%	$122.3	18.8%	$3.0	2.5%

Operating Income
Reported	$87.0	12.6%	$85.5	13.1%	$1.5	1.8%
Streamlining costs	5.6		2.3		3.3
Separation costs	1.1		0.9		0.2
Indirect tax related costs	—		2.2		(2.2)
Acquisition related costs	2.8		2.6		0.2

Performance Operating Income	$96.5	14.0%	$93.5	14.3%	$3.0	3.2%
Foreign exchange translational effects	3.0		—		3.0

Adjusted Operating Income	$99.5	13.9%	$93.5	14.3%	$6.0	6.4%

EBIT (Earnings Before Interest and Taxes)
Reported Net (Loss)/Income Attributable to Company	$(13.4)		$71.9		$(85.3)	-118.6%
Income tax expense	101.1		18.5		82.6
Interest expense, net	3.0		0.7		2.3

EBIT	$90.7	13.2%	$91.1	14.0%	$(0.4)	-0.4%
Streamlining costs	5.6		2.3		3.3
Separation costs/(income)	1.1		(0.6)		1.7
Indirect tax related costs	—		2.2		(2.2)
Acquisition related costs	2.8		2.6		0.2

Performance EBIT (Earnings Before Interest and Taxes)	$100.2	14.5%	$97.6	15.0%	$2.6	2.7%

Pre-Tax Income
EBIT	$90.7		$91.1		$(0.4)
Interest expense, net	(3.0)		(0.7)		(2.3)

Pre-Tax Income	$87.7		$90.4		$(2.7)
Streamlining costs	5.6		2.3		3.3
Separation costs/(income)	1.1		(0.6)		1.7
Indirect tax related costs	—		2.2		(2.2)
Acquisition related costs	2.8		2.6		0.2

Performance Pre-Tax Income	$97.2		$96.9		$0.3
Tax rate on a performance basis	20.2%		14.2%
Net Income Attributable to Company
Reported Net (Loss)/Income Attributable to Company	$(13.4)		$71.9		$(85.3)
Streamlining cost, net of tax	3.7		1.6		2.1
Separation costs/(income), net of tax	0.7		(0.8)		1.5
Indirect tax related costs, net of tax	—		1.5		(1.5)
Acquisition related costs, net of tax	1.9		1.7		0.2
Tax items	84.7		7.2		77.5

Performance Net Income Attributable to Company	$77.6		$83.1		$(5.5)

Performance Net Income Attributable to Company per Diluted Common Share	$1.37		$1.41

Common Shares Outstanding - Diluted	56.7		58.8

	Gross Profit		Operating Income
Incremental Gross Profit and Operating Income Margin
Increase in adjusted sales from ‘15	63.0		63.0
Increase in adjusted income from ‘15	9.0		6.0

Incremental Income as a % of Sales	14.3%		9.5%
Less: YoY Transactional Foreign Exchange (FX) Impact			3.6

Increase in adjusted income from ‘15 excluding transactional FX impact			9.6
Incremental income excluding transactional FX as a % of Sales			15.2%

Note: The presentation of the performance measures above are not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

WABCO HOLDINGS INC.

Reconciliation of Net Cash Provided

By Operating Activities to Free Cash Flow

(Unaudited)

	Three Months Ended
	March 31,
(Amounts in millions)	2016	2015
Net Cash Provided by Operating Activities	$93.2	$88.0

Deductions or Additions to Reconcile to Free Cash Flow:
Net purchases of property, plant, equipment and computer software	(29.9)	(15.9)

Free Cash Flow	$63.3	$72.1

Less: Streamlining & separation payments	(4.8)	(3.8)
Less: Acquisition related payments	(0.2)	(0.1)

Performance Free Cash Flow	$68.3	$76.0

Note: This statement reconciles net cash provided by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of the several measures used to determine incentive compensation for certain employees.

WABCO HOLDINGS INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year 2016 Guidance

(Unaudited)

(Amounts in millions, except per share data)
Full Year 2016 Guidance
Sales
Reported Sales	$2,700.0 - $2,830.0 (1 Euro = 1.09 USD)
Operating Income

Reported Operating Income Margin	12.7% - 13.2%
Streamlining cost, impact to margin	0.5%
Separation costs, impact to margin	0.2%
Acquisition related items, impact to margin	0.4%

Performance Operating Income Margin	13.8% - 14.3%

Net Income Attributable to Company
Reported Net Income Attributable to Company	$192.2 - $220.2
Streamlining cost, net of tax	9.9
Separation costs, net of tax	3.3
Acquisition related items, net of tax	6.5
Tax items	85.0

Performance Net Income Attributable to Company	$296.8 - $324.8

Reported Net Income Attributable to Company per Diluted Common Share	$3.43 - $3.93

Performance Net Income Attributable to Company per Diluted Common Share	$5.30 - $5.80

Diluted common shares outstanding	~ 56

Note: The presentation of performance net income and performance net income per diluted common share is not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.